Exhibit 3.53

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State

Office of the Secretary of State

The undersigned, as Secretary of State of Texas, does hereby certify that the document, Certificate Of Limited Partnership for COLUMBIA MEDICAL CENTER OF MCKINNEY SUBSIDIARY, L.P. (filing number: 9641510), a Domestic Limited Partnership (LP), was filed in this office on February 27, 1997.

It is further certified that the entity status in Texas is in existence.

In testimony whereof, I have hereunto signed my name officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on October 18, 2006.
Roger Williams Secretary of State

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Prepared by: SOS-WEB		Document: 148214090002